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                                                                    Exhibit 23.1


         CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To: Sub Surface Waste Management of Delaware, Inc.

     As independent certified public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form SB-2, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated December 29, 2005 relating to the consolidated financial statements of Sub Surface Waste Management of Delaware, Inc. and to the reference to our Firm under the caption "Experts" appearing in the Prospectus.

                          /s/RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
                          -------------------------------------------
                             Russell Bedford Stefanou Mirchandani LLP



New York, New York
February 17, 2006